Exhibit 10.1

Dated as of October 24, 2023

ICBC STANDARD BANK PLC

and

WORLD GOLD TRUST

on behalf of its series set forth on Schedule A hereto

______________________________________________

SECOND AMENDED AND RESTATED

ALLOCATED GOLD ACCOUNT AGREEMENT

______________________________________________

This SECOND AMENDED AND RESTATED ALLOCATED GOLD ACCOUNT AGREEMENT (this “Agreement”) is made as of the date set out on the cover page of this Agreement and is

BETWEEN

(1)

ICBC Standard Bank Plc, a public limited company incorporated under the laws of England and Wales with its registered office at 20 Gresham Street, London, EC2V 7JE, United Kingdom (the “Custodian”); and

(2)	World Gold Trust, a Delaware statutory trust organized in series having its principal office and place of business at 685 Third Avenue, 27th Floor, New York, NY 10017 (the “Trust”),

INTRODUCTION

(1)

On June 14, 2018, the Custodian and the Trust entered into an Allocated Gold Account Agreement (the “Original Agreement”) and on September 28, 2020 the parties amended the Original Agreement to include the terms for the Phoenix Portal. On November 23, 2020, the Custodian and the Trust entered into an Amended and Restated Allocated Gold Account Agreement (the “First A/R Agreement”). The parties now wish to amend and restate the First A/R Agreement on the terms set out in this Agreement.

(2)

The Custodian has agreed to open and maintain an allocated account for each series of the Trust listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”) and to provide other services to the Funds in connection with the allocated accounts.

(3)

Shares may be issued by a Fund against delivery of Gold made in exchange for the issuance of such Shares. The Trust has agreed that Gold delivered in connection with a subscription for Shares will be transferred into the Metal Accounts.

(4)

The Custodian has agreed to transfer Gold deposited into a Fund Unallocated Account to the corresponding Fund Allocated Account in connection with a subscription for Shares and to transfer Gold from the Fund Allocated Account to the Fund Unallocated Account in connection with a redemption of Shares.

(5)

The Trust has agreed that each Fund Allocated Account will be established for the account of the applicable Fund, and that only the Trust or the Administrator will have the right to give instructions for the making of any transfers into or out of a Fund Allocated Account.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement, unless there is anything in the subject or context inconsistent therewith, the following expressions shall have the following meanings.

“Administrator” means the person selected to be the administrator of a Fund by the Sponsor and identified by the Sponsor to the Custodian as the administrator of the Fund.

“Affiliate” means an entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Custodian.

“AURUM” means the electronic matching and settlement system operated by LPMCL.

“Authorized Participant” shall have the meaning assigned to such term in the Unallocated Gold Account Agreement.

“Authorised Representatives” has the meaning given to that expression in clause 5.1.

“Creation and Redemption Procedures” means the creation and redemption procedures as described in Schedule E (Creation and Redemption Procedures) together with amendments or modifications to such procedures made in accordance with clause 5.8.

“Declaration of Trust” means the Fourth Amended and Restated Agreement and Declaration of Trust of the Trust, dated as of April 16, 2018, between the Trust and the Sponsor, as amended and/or restated from time to time.

“Dispute” means for the purpose of clause 16 any disagreement between the Trust and the Custodian which has not been resolved amicably within a period of fourteen London Business Days after the Custodian has received from the Trust, or the Trust has received from the Custodian, written notification of the disagreement.

“Fund Allocated Account” means the loco London Gold account established in the name of a Fund and maintained for the benefit of the Fund by the Custodian on an allocated basis pursuant to this Agreement.

“Fund Unallocated Account” means the loco London Gold account established in the name of a Fund and maintained for the benefit of the Fund by the Custodian on an Unallocated Basis pursuant to the Unallocated Gold Account Agreement.

“Gold” means (i) Physical Gold held by the Custodian, any Sub-Custodian or any Indirect Sub-Custodian under this Agreement and/or (ii) any credit to an account, including a Fund Unallocated Account, on an Unallocated Basis, as the context requires.

“Indirect Sub-Custodian” has the meaning given to that expression in clause 8.1(i).

“LBMA” means The London Bullion Market Association or its successors.

“loco London” means with respect to an account holding Gold, the custody, trading or clearing of such Gold in London, United Kingdom.

“London Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks generally are open for business in London and on which the London gold bullion market is open for business.

“LBMA Gold Price PM” means the price of a troy ounce of gold as determined by ICE Benchmark Administration, the third party administrator of the London gold price selected by the LBMA, or any successor administrator of the London gold price, at or about 3:00 p.m. London, England time.

“London Good Delivery Rules” means the specifications for “good delivery” gold bars, including, without limitation, the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars, promulgated by the LBMA from time to time.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“Metal Accounts” means a Fund Allocated Account and the corresponding Fund Unallocated Account.

“New York Business Day” means a day other than a day on which a Fund’s principal listing exchange is closed for regular trading.

“Phoenix Portal” means the Custodian’s electronic system which allows input of clearing instructions and viewing of account balances, as it may be updated from time to time.

“Physical Gold” means gold bullion that meets the London Good Delivery Rules.

“Point of Delivery” means such date and time that the recipient (or its agent) acknowledges in written form its receipt of delivery of Physical Gold;

“Prospectus” means the prospectus constituting a part of the registration statement filed with respect to a Fund with the Securities Exchange Commission in accordance with the U.S. Securities Act of 1933, as amended, in relation to the Fund’s Shares, as the same may be modified, supplemented or amended from time to time.

“Rules” means the rules, regulations, practices, procedures and customs of the LBMA, including the London Good Delivery Rules, the LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, The Governor and Company of the Bank of England and such other regulatory authority or other body, applicable to the activities contemplated by this Agreement, including the activities of any Sub-Custodian.

“Shareholder” means the beneficial owner of one or more Shares of a Fund.

“Shares” means the units of fractional undivided beneficial interest in a Fund which are issued by the Fund pursuant to its Prospectus.

“Sponsor” means WGC USA Asset Management Company, LLC, its successors and assigns and any successor Sponsor. The Custodian acknowledges and agrees that any action or omission which may be taken or omitted by the Trust or a Fund under this Agreement may be taken or omitted by the Sponsor on behalf of the Trust or a Fund, and any right or remedy which may be exercised or sought by the Trust or a Fund under this Agreement may be exercised or sought on behalf of the Trust or a Fund by the Sponsor.

“Sub-Custodian” means a sub-custodian (including an entity within our corporate group) selected by the Custodian (and approved in writing by the Trust and the Sponsor) for the temporary custody and safekeeping of the Physical Gold in a Fund Allocated Account.

“Unallocated Basis” means, with respect to the holding of gold, that the holder is entitled to receive delivery of Physical Gold in the amount standing to the credit of the holder’s account, but the holder has no ownership interest in any particular gold that the custodian maintaining that account owns or holds.

“Unallocated Gold Account Agreement” means the First Amended and Restated Unallocated Account Agreement of even date herewith between the Trust and the Custodian pursuant to which each Fund Unallocated Account is established and operated.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

1.2	Headings: The headings in this Agreement do not affect its interpretation. Any Schedule to this Agreement shall form part of this Agreement.

1.3	Singular and plural: References to the singular include the plural and vice versa.

1.4	Construction: The word “including” means “including without limitation”. The word “or” is not exclusive.

2.	ALLOCATED ACCOUNT

2.1	Opening Allocated Account: The Custodian shall open and maintain the Fund Allocated Account for each Fund.

2.2	Deposits and Withdrawals: A Fund Allocated Account shall evidence and record deposits and withdrawals of Physical Gold made pursuant to the terms of this Agreement.

2.3	Denomination of Allocated Accounts: A Fund Allocated Account will hold deposits of Physical Gold and will be denominated in fine troy ounces (to three decimal places).

2.4

Allocated Account Reports: The Custodian shall provide to the Trust and the Administrator the notices and reports set forth on Schedule B and as the Trust and the Custodian may agree from time to time. Such reports and notices shall be sent (i) to the Trust via email to fundops@gold.org or other electronic delivery as agreed upon by the Custodian and the Trust and (ii) to the Administrator via email or other electronic delivery as agreed upon by the Custodian and the Administrator. Such reports and notices also will be made available to the Trust and the Administrator by means of the Phoenix Portal, provided that, if the Phoenix Portal is unavailable for any reason, the Trust and the Custodian will agree upon a temporary notification system for making such reports and notices available to the Trust and the Administrator. Allocated holdings are available in real time on the Custodian’s Phoenix Portal and, for the avoidance of doubt, are not held on the Custodian’s balance sheet. The terms of use for the Phoenix Portal by the Trust are set forth on Schedule D or as otherwise may be agreed to between the Trust and the Custodian.

2.5

Reversal of Entries: The Custodian shall reverse any provisional or erroneous entries to a Fund Allocated Account which it discovers or of which it is notified with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made. The Custodian shall notify the Trust and the Administrator in writing as soon as reasonably practical of any such reversals.

2.6

Provision of Information: Subject to clause 7.3, the Custodian agrees that it will forthwith notify the Trust in writing of any encumbrance of which it is aware or is purported to have been created over or in respect of a Fund Allocated Account or any of the amounts standing to the credit thereof.

2.7

Access: The Custodian will allow the Sponsor, the Trust and the Administrator and their respective identified representatives, independent public accountants and bullion auditors access to its vault premises, upon reasonable notice during normal business hours but without limitation on the frequency of access to such premises, to examine the Physical Gold held in a Fund Allocated Account and such records as they may reasonably require to perform their respective duties with regard to investors in a Fund’s Shares. The Trust agrees that any such access shall be subject to execution of a confidentiality agreement and agreement to the Custodian’s security procedures, and any such audit shall be at the applicable Fund’s expense.

2.8

Regulatory Reporting: To the extent that the Custodian’s activities under this Agreement are relevant to the preparation of the filings required of the Trust or a Fund under the securities laws of the United States or any other jurisdiction, the Custodian will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, cooperate with the Trust and the Sponsor and the Trust’s and the Sponsor’s representatives to provide such information concerning the Custodian’s activities as may be necessary for such filings to be completed. Additionally, to the extent that the Custodian’s activities or controls in its capacity as custodian of a Fund’s assets are relevant to the information presented in the financial statements of the Trust or the Fund, the Custodian will cooperate with the Sponsor and the Trust to assist the Sponsor in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing the Sponsor’s, the Trust’s and each Fund’s external auditors with any necessary information and reports regarding the Custodian’s internal controls over financial reporting as far as such reporting relates to the scope of the Custodian’s duties.

3.	DEPOSITS

3.1

Procedure:  The Custodian shall receive deposits of Physical Gold into a Fund Allocated Account relating to the same kind of Physical Gold and having the same denomination as that to which the corresponding Fund Unallocated Account relates, provided that a deposit may be made only by:

(a)	a transfer from the corresponding Fund Unallocated Account as provided in clause 4.1(b) of the Unallocated Gold Account Agreement;

(b)

a transfer of Gold from a Sub-Custodian or Indirect Sub-Custodian to the Fund Allocated Account made pursuant to clause 7.4 by means of (i) a transfer by a book entry debit from an allocated account of such Sub-Custodian or Indirect Sub-Custodian to the Fund Allocated Account or (ii) a physical delivery of Gold from such Sub-Custodian or Indirect Sub-Custodian;

(c)	physical transfers of Gold to the Fund Allocated Account from another custodian of the relevant Fund’s Gold; or

(d)	other physical transfers of Gold to the Fund Allocated Account that are permitted under this Agreement, the Unallocated Gold Account Agreement or otherwise approved by the Trust and the Custodian.

3.2	Notice Requirements.

(a)

The notice for any deposit of Gold to be made into a Fund Allocated Account in connection with clause 4.1(b) of the Unallocated Gold Account Agreement shall be made in accordance with clause 4.2(b) of the Unallocated Gold Account Agreement.

(b)

The notice for any deposit of Gold to be made into a Fund Allocated Account in connection with clauses 3.1(c) or (d) shall be received by the Custodian no later than 2:00 p.m. (London time) on a day which is not less than two London Business Days prior to the Availability Date unless otherwise agreed by the Trust and the Custodian and shall specify the name of the person or carrier that will deliver the Gold to the Custodian, the weight (in fine troy ounces of gold) of the Gold to be deposited to the Fund Allocated Account and any other information which the Custodian may, with the agreement of the Trust, from time to time require.

(c)	No notice relating to a deposit of Gold shall be required for any transfers of Gold to the Fund Allocated Account made pursuant to clause 7.4.

3.3   Right to Amend Procedure: The Custodian may amend the procedure in relation to the deposit of Gold to a Fund Allocated Account only where such amendment is caused by a change in the Rules, provided that the Custodian shall, whenever practicable, notify the Trust and the Sponsor within a commercially reasonable time prior to the date on which the Custodian amends its procedures or imposes additional ones in relation to the transfer of Gold into a Fund Allocated Account, and in doing so the Custodian will consider the Trust’s and the Sponsor’s needs to communicate any such change to authorized participants of the Funds and others.

3.4   Allocation: Subject always to clause 5.3 of the Unallocated Gold Account Agreement, the Trust acknowledges that the process of allocation of Physical Gold to a Fund Allocated Account from the Fund Unallocated Account may involve minimal adjustments to the weights of Physical Gold to be allocated to adjust such weight to the number of whole bars available.

4.	WITHDRAWALS

4.1

Procedure:  The Trust or the Administrator, on behalf of a Fund, may at any time give instructions to the Custodian for the withdrawal of Physical Gold from a Fund Allocated Account as provided for in this Agreement, provided that a withdrawal may be made only by:

(a)	transfer to the corresponding Fund Unallocated Account in connection with the transfers described in clause 4.1(a) of the Unallocated Gold Account Agreement;

(b)	transfer to the corresponding Fund Unallocated Account in connection with the transfers described in clauses 4.1(c), (g) or (h) of the Unallocated Gold Account Agreement; or

(c)	transfer in the manner described in clauses 4.1(d), (e) and (f) of the Unallocated Gold Account Agreement.

The Trust anticipates exercising its rights under clauses 4.1(d) and (e) of the Unallocated Gold Account Agreement on an exceptional basis only. Any Gold made available to the relevant person (as instructed by the Trust or the Administrator) pursuant to clauses 4.1(d), (e) and (f) will be in a form which complies with the Rules or in such other form as may be agreed between the Trust and the Custodian, the combined fine weight of which will not exceed the number of fine troy ounces of Gold the Trust or the Administrator has instructed the Custodian to debit.

4.2

Notice Requirements:  The notice for any withdrawal of Gold to be made from a Fund Allocated Account (i) in connection with clause 4.1(a) of the Unallocated Gold Account Agreement shall be made in accordance with clause 4.2(a) of the Unallocated Gold Account Agreement, (ii) in connection with clauses 4.1(c), (g) and (h) of the Unallocated Gold Account Agreement shall be made in accordance with clause 4.2(c) of the Unallocated Gold Account Agreement and (iii) in connection with clauses 4.1(d), (e) and (f) of the Unallocated Gold Account Agreement shall be made in accordance with clause 4.2(d) of the Unallocated Gold Account Agreement.

4.3

Right to Amend Procedure:  The Custodian may amend the procedure for the withdrawal of Gold from a Fund Allocated Account only where such amendment is caused by a change in the Rules. Any such amendment will be subject to the notification conditions of clause 3.2.

4.4

Specification of Physical Gold: The Custodian may specify the serial numbers of the bars to be withdrawn once it receives instructions from the Trust or the Administrator to effect a withdrawal of Physical Gold pursuant to clause 4.1. The Custodian is entitled to select the Physical Gold to be made available for any such withdrawal, provided, however, that it will use commercially reasonable best efforts to select the smallest amount of Physical Gold necessary to satisfy the withdrawal instruction. To the extent the Trust or the Administrator provides specific serial numbers of bars to be so selected (which the Trust undertakes to the Custodian that the Trust and the Administrator shall use their respective best efforts to do no more than once per calendar quarter), the Custodian will select such Physical Gold as specified by the Trust or the Administrator.

4.5

Delivery Obligations: Unless otherwise instructed by the Trust on behalf of a Fund or the relevant person, the Custodian shall make any transportation and insurance arrangements in respect of delivery of Physical Gold in accordance with its usual practice. Where instructions are given, the Custodian shall use all reasonable efforts to comply with the same. The Custodian shall not be obliged to effect any requested delivery if, in its commercially reasonable opinion, this would cause the Custodian or its agents to be in breach of the Rules or other applicable law, court order or regulation, the costs incurred would be excessive or delivery is impracticable for any reason. All insurance and transportation costs shall be for the account of the applicable Fund.

4.6

De-allocation: Following receipt by the Custodian of notice for the withdrawal of Physical Gold from a Fund Allocated Account pursuant to clause 4.1, the Custodian shall de-allocate sufficient Physical Gold from the Fund Allocated Account to credit the corresponding Fund Unallocated Account in the amount required. The Trust acknowledges that the process of de-allocation of Physical Gold for withdrawal and/or credit to the Fund Unallocated Account may involve minimal adjustments to the weight of Physical Gold to be withdrawn to adjust such weight to the whole bars available.

4.7

Risk: Where there is a shipment from the Custodian of Physical Gold, all risk in and to such Physical Gold shall pass at the Point of Delivery to the relevant person for whose account the Physical Gold is being delivered.

5.	INSTRUCTIONS

5.1

Giving of Instructions: Only the Trust or the Administrator, on behalf of the applicable Fund, acting through its authorized representatives, shall have the right to give instructions in respect of a Fund Allocated Account. The Trust and the Administrator shall notify the Custodian in writing of the names of the people who are authorized to give instructions on a Fund’s behalf (the “Authorized Representatives”). Until the Custodian receives written notice to the contrary, the Custodian is entitled to assume that any of those people have full and unrestricted power to give instructions on a Fund’s behalf. The Custodian is also entitled to rely on any instructions which are from, or which purport to emanate from, any person who appears to have such authority. The Custodian reserves the right to obtain further validation of any instructions.

5.2

Transfer Instructions:  All transfers into and out of a Fund Allocated Account shall be made upon receipt of, and in accordance with, instructions given by the Trust or the Administrator to the Custodian. Such instructions shall be given through the Phoenix Portal or by authenticated SWIFT message or, if for any reason the SWIFT messaging system is not operational, by such other temporary means as the Trust and the Custodian may agree from time to time. Other information (which shall not constitute an instruction) related to transfers into and out of a Fund Unallocated Account may be sent between the Trust and the Custodian by email or by such other means as the Trust and the Custodian may agree from time to time. Any such communication shall be deemed to have been given, made or served upon actual receipt by the recipient.

5.3

Account Not to be Overdrawn: A Fund Allocated Account may not at any time have a debit balance thereon, and no instruction shall be valid to the extent that the effect thereof would be for the Fund Allocated Account to have a debit balance thereon.

5.4

AURUM: The Trust acknowledges that instructions relating to a counterparty for whom the Custodian does not already provide settlement services will be forwarded by the Custodian to AURUM on the Trust’s behalf. The Trust acknowledges that AURUM is operated by a third party and that the Custodian cannot be responsible for any errors, omissions or malfunctions in the systems operated by AURUM. To the extent that AURUM is not available or suffering a malfunction, the Trust agrees that the Custodian’s obligations under this Agreement shall be postponed during such unavailability or such malfunction. The Custodian will notify the Trust and the Administrator as soon as is reasonably practicable of any such unavailability or malfunction.

5.5

Amendments: Once given, instructions continue in full force and effect until they are cancelled, amended or suspended. Any communication that cancels, amends or suspends an instruction shall be valid only after actual receipt by the Custodian in accordance with clause 5.2.

5.6

Unclear or Ambiguous Instructions:  If, in the Custodian’s opinion, any instructions are unclear or ambiguous, the Custodian shall use reasonable endeavors (taking into account any relevant time constraints) to obtain clarification of those instructions from the Trust or the Administrator and, failing that, the Custodian may in its absolute discretion and without any liability on its part, act upon what the Custodian believes in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to the Custodian’s reasonable satisfaction.

5.7

Refusal to Execute:  The Custodian may refuse to execute instructions if in its reasonable opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law. The Custodian shall promptly provide the Trust and the Administrator with the reasons for not being able to execute the instructions unless prohibited from doing so by the Rules or applicable law.

5.8	Creation and Redemption Procedures:

(a)	The Custodian represents and warrants to the Trust, on a continuing basis, that the Custodian will use its best efforts to adhere to the Creation and Redemption Procedures.

(b)

The Trust and the Sponsor may amend or modify the Creation and Redemption Procedures from time to time upon reasonable advance notice to the Custodian and, if the amendment or modification relates to the Custodian’s duties, after consultation with the Custodian, provided that, if the amendment or modification would have a material adverse effect on the Custodian’s ability to adhere to the Creation and Redemption Procedures (in the Custodian’s reasonable opinion), such amendment or modification may not be made without the Custodian’s prior written consent (which consent will not be unreasonably withheld or delayed) unless such amendment or modification is required by applicable law.

5.9

The Administrator: The Trust hereby confirms to the Custodian that it has employed the Administrator to provide certain administrative services to the Trust and any Fund. The Trust will be bound by any instruction or authorization given, made or effected by the Administrator, or any notice, demand or other communication received by the Administrator, pursuant to this Agreement without further reference to the consent or approval of the Trust and as though the Trust itself had given, made or effected such instruction or authorization or received the relevant notice, demand or other communication. Every act, omission, agreement, undertaking, notice or other communication given or made by the Administrator pursuant to this Agreement (whether or not known to the Trust) shall be binding for all purposes on the Trust as if the Trust had expressly made, given or concurred with it. Notwithstanding anything in this Agreement to the contrary, in the event of any conflict between any act, omission, agreement, undertaking, notice or other communication of the Administrator and the Trust given or made pursuant to this Agreement, those of the Trust shall prevail.

6.	CONFIDENTIALITY AND DATA SECURITY

6.1

Disclosure to Others: Subject to clauses 6.2 and 6.3, each party shall respect the confidentiality of information acquired under this Agreement and neither will, without the consent of the other party, disclose to any other person any transaction or other information acquired about the other party, its business or the Trust under this Agreement, provided that such other party has made clear, at or before the time such information is provided, that such information is being provided on a confidential basis (hereinafter referred to as “Confidential Information”). Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of the public offering of Shares by the Trust.

6.2

Permitted Disclosures:  Each party accepts that from time to time the other party may be required by law or the Rules, or required or requested by a government department or agency, fiscal body or regulatory or listing authority, required by the LPMCL (e.g., in connection with AURUM), or required as otherwise may be necessary in conducting the Trust’s business, to disclose this Agreement or Confidential Information acquired under this Agreement. In addition, the disclosure of such information may be required by a party's auditors, by its legal or other advisors, by a company which is in the same group of companies as a party (i.e., a subsidiary or holding company of a party) or (in the case of the Trust) by the Sponsor or the Administrator, or any beneficiary of the Trust. Subject to the agreement of the party to which information is disclosed to maintain it in confidence in accordance with clause 6.1, each party irrevocably authorizes such persons to make such disclosures without further reference to such party. The obligations of each party under clause 6.1 will not apply to any Confidential Information that: (a) was known to the receiving party prior to the date of this Agreement other than as a result of disclosure under any other agreement between the parties, (b) is or becomes generally available to the public through means other than an unauthorized disclosure by the receiving party, (c) was or subsequently is disclosed to the receiving party by a third party having a bona fide right to disclose such Confidential Information without breaching any obligation to the disclosing party, or (d) is developed by the receiving party independently of information disclosed by the disclosing party.

6.3

Permitted Disclosures to LPMCL and/or Other Clearing Members: The Trust acknowledges that the Custodian is a member of the LPMCL and that, from time to time in carrying out its duties and obligations under this Agreement, it may be necessary for the Custodian to disclose to LPMCL and/or other clearing members details of deposits and/or withdrawals undertaken or to be undertaken on the Trust’s or a Fund’s behalf pursuant to the terms of this Agreement, the Fund’s account details and certain other information in order to act in accordance with the Trust’s or the Administrator’s notices hereunder. Such disclosures may be made by the Custodian for the purposes set out in this clause 6.3.

6.4

Data Security: The Custodian shall implement administrative, physical and technical safeguards to protect Confidential Information under this Agreement consistent with applicable industry standards. The Custodian hereby confirms that the information technology resources used for administering any Fund Allocated Account are located within the territory of the United Kingdom and that it shall seek the prior written consent of the Trust in the event that such resources are located outside of the United Kingdom or the European Union.

7.	CUSTODY SERVICES

7.1

Appointment: The Trust hereby appoints the Custodian to act as custodian and bailee of the Physical Gold held in a Fund Allocated Account in accordance with this Agreement and any Rules which apply to the Custodian, and the Custodian hereby accepts such appointment. Except as otherwise expressly provided by this Agreement the Custodian does not undertake the responsibility of a trustee or any other duties in relation to such Physical Gold, not implied by the law of bailment.

7.2

Segregation of Physical Gold: The Custodian will be responsible for the safekeeping of the Physical Gold on the terms and conditions of this Agreement. The Custodian will segregate the Physical Gold held in a Fund Allocated Account from any Physical Gold which the Custodian owns or holds for others by making appropriate entries in its books and records to identify such Physical Gold as being held in the Fund Allocated Account and that such Physical Gold is owned solely by the Fund. The Custodian will require each Sub-Custodian to identify in their books and records the Physical Gold held by them for the Custodian (which shall include any Physical Gold which the Custodian holds for the benefit of the Fund in the Fund Allocated Account in accordance with this Agreement) and to distinguish such Physical Gold from any Physical Gold which they own or hold for others. Entries on the Custodian’s books and records will identify Physical Gold held by the Custodian, or, as applicable, at a Sub-Custodian, for the benefit of a Fund in the Fund Allocated Account, and will refer to each bar of Physical Gold by refiner, assay, serial number and gross and fine weight, and by any other marks required for the identification of a bar of Physical Gold under the Rules. The Custodian will notify the Trust and the Administrator of all Physical Gold held by the Custodian, or, as applicable, a Sub-Custodian, for the benefit of a Fund, in accordance with clause 2.4 (Allocated Account Reports) of this Agreement or upon request.

Schedule C (Sub-Custodian Trust Provisions) will apply in relation to any Sub-Custodian or any other person with which the Custodian has deposited, or which is in possession, of any Physical Gold in a Fund Allocated Account.

7.3

Ownership of Physical Gold: The Custodian shall ensure that the Physical Gold belonging to a Fund shall at all times be free and clear of all liens and encumbrances and shall not be subject to any right, charge, security interest, lien or claim of any kind, whether arising by operation of law or otherwise, in favor of the Custodian, any Sub-Custodian or any creditor of any of them or any other person. The Custodian shall not loan, hypothecate, pledge or otherwise encumber any Physical Gold held in a Fund Allocated Account absent the Trust’s written instructions to the contrary.

7.4

Location of Physical Gold:  Unless otherwise agreed between the parties, Physical Gold held for a Fund in the Fund Allocated Account must be held by the Custodian at its London vault premises or, when Physical Gold has been allocated in a vault other than the Custodian’s London vault premises, by a Sub-Custodian or an Indirect Sub-Custodian. The Custodian agrees that it shall use commercially reasonable efforts promptly (i) to transport any Physical Gold held for a Fund by a Sub-Custodian or an Indirect Sub-Custodian to the Custodian’s London vault premises or (ii) substitute the Physical Gold held for a Fund by a Sub-Custodian or an Indirect Sub-Custodian by a book entry debit from an allocated account of such Sub-Custodian or Indirect Sub-Custodian and corresponding credit of Physical Gold to the Fund Allocated Account at the Custodian’s London vault premises. If the Custodian allocates Physical Gold to the Fund Allocated Account and such Physical Gold is held by a Sub-Custodian or an Indirect Sub-Custodian and is physically transported from such Sub-Custodian’s or Indirect Sub-Custodian’s vault premises to the Custodian’s London vault premises, then: (i) the Custodian accepts liability for all costs related to the transportation of such Physical Gold, including insurance, from such Sub-Custodian’s or Indirect Sub-Custodian’s vault premises to the Custodian’s London vault premises; and (ii) the Custodian bears the risk of loss of such Physical Gold, whether due to theft, destruction or otherwise. The Custodian agrees that all delivery and packing shall be in accordance with the Rules and LBMA good market practices, and if there is a change in the delivery or packing due to a change in the Rules, the Custodian shall promptly provide the Trust with the reasons for the change.

7.5

Replacement of Gold: Upon a determination by the Custodian that any Physical Gold credited to a Fund Allocated Account does not comply with the Rules, the Custodian shall as soon as practical replace such Physical Gold with Physical Gold which complies with the Rules by (i) debiting the Fund Allocated Account and crediting the Fund Unallocated Account with the requisite amount of Physical Gold to be replaced, (ii) providing replacement Physical Gold which complies with the Rules and which is of an amount that approximates the amount of Physical Gold to be replaced as closely as practical and (iii) debiting the Fund Unallocated Account and crediting the Fund Allocated Account with the requisite amount of replacement Physical Gold. The Custodian shall not start the foregoing replacement process on a particular London Business Day unless it is reasonably sure that such replacement process can be started and completed in the same London Business Day. The Custodian shall notify the Trust and the Administrator in accordance with the requirements under clause 2.4 (Allocated Account Reports) when (i) the Custodian has determined that Physical Gold credited to the Fund Allocated Account does not comply with the Rules and will be replaced and (ii) when replacement Physical Gold has been credited to the Fund Allocated Account in accordance with the above instructions. The cost and risk of any such replacement shall be borne by the Custodian.

8.	SUB-CUSTODIANS

8.1	Sub-Custodians:

(i)        The Custodian may use Sub-Custodians solely for the temporary custody and safekeeping of Physical Gold until transported to the Custodian’s London vault premises as provided in clause 7.4. The Sub-Custodians may themselves select sub-custodians (such sub-custodian of the relevant Sub-Custodian an “Indirect Sub-Custodian”) to provide such temporary custody and safekeeping of Physical Gold, but such Indirect Sub-Custodians shall not by such selection or otherwise be, or be considered to be, a Sub-Custodian. The Custodian will use commercially reasonable efforts for (a) any Physical Gold to be held by a Sub-Custodian, rather than an Indirect Sub-Custodian, and (b) (subject to clause 7.4) any Physical Gold held by an Indirect Sub-Custodian (which is also a Sub-Custodian) to be promptly held by it as a Sub-Custodian.

(ii)       The Custodian will use reasonable care in selecting any Sub-Custodian and will only use an LPMCL approved delivery location. In selecting any Sub-Custodian with reasonable care, the Custodian is to determine if such Sub-Custodian can reasonably be expected to operate in a reasonable and prudent manner and in compliance with the Rules and all other relevant laws, rules and regulations applicable to its services as a sub-custodian of Gold. However, nothing in this Agreement shall constitute a representation or warranty by the Custodian as to the solvency or creditworthiness of any Sub-Custodian or Indirect Sub-Custodian. Any Sub-Custodian and Indirect Sub-Custodian shall be a LBMA member, except for The Governor and Company of the Bank of England.

(iii)      As of the date of this Agreement, the Sub-Custodians that the Custodian may use are: Brinks Limited, Loomis International (UK) Ltd, Malca-Amit UK Ltd, The Governor and Company of the Bank of England, JPMorgan Chase Bank, N.A., HSBC Bank Plc and UBS AG. The Trust and the Sponsor are deemed to have provided their prior written approval to the aforementioned Sub-Custodians for purposes of the definition of “Sub-Custodian” in clause 1.1; provided that, such prior written approval shall not continue to apply with respect to any aforementioned Sub-Custodian, nor any Sub-Custodian that the Trust and the Sponsor may approve in writing after the date of this Agreement, if any such Sub-Custodian is not, or ceases to be, a bailee of the Custodian in respect of the Physical Gold, in which case such Sub-Custodian shall cease being a Sub-Custodian for purposes of this Agreement. The Custodian shall notify the Trust, the Administrator and the Sponsor immediately after an entity ceases to be a Sub-Custodian by operation of this clause 8.1(iii).

(iv)      The Custodian will notify each of the Trust, the Administrator and the Sponsor within two London Business Days (i) of the name and address of any new Sub-Custodian it proposes to be used by the Custodian for the purposes of this Agreement, or (ii) if it terminates its relationship with any Sub-Custodian that it uses for the purposes of this Agreement. The Custodian will notify each of the Trust, the Administrator and the Sponsor within two London Business Days (i) of the name and address of any Indirect Sub-Custodian newly selected by a Sub-Custodian for the purposes of holding Gold in connection with this Agreement or (ii) if a Sub-Custodian terminates its relationship with any Indirect Sub-Custodian holding Gold for such Custodian in connection with this Agreement, in each case to the extent the Custodian has been informed by the applicable Sub-Custodian, or otherwise becomes aware, of such development. The Custodian will otherwise provide the reports pursuant to clause 2.4 (Allocated Account Reports) with respect to Sub-Custodians and any Indirect Sub-Custodians.

(v)        The receipt of notice by each of the Trust, the Administrator and the Sponsor that the Custodian proposes to use a Sub-Custodian shall not be deemed to limit the Custodian’s responsibility in selecting such Sub-Custodian.

8.2

Liability: Except for the Custodian’s obligations under clause 7.4 to promptly transport Physical Gold held with a Sub-Custodian or an Indirect Sub-Custodian to the Custodian, the Custodian shall not be liable in contract, tort or otherwise for any loss, damage or expense arising directly or indirectly from an act or omission, or insolvency, of any Sub-Custodian or any Indirect Sub-Custodian unless the appointment of that Sub-Custodian was made by the Custodian fraudulently, negligently or in bad faith or otherwise not in accordance with clause 8.1(ii).

8.3

Notice: The Custodian will provide the Trust and the Administrator upon request with the name and address of any Sub-Custodians and the Indirect Sub-Custodians, along with any other information which the Trust may reasonably request concerning the Sub-Custodians or such Indirect Sub-Custodians.

8.4

Monitoring: The Custodian shall monitor the conduct of each Sub-Custodian during any period during which such Sub-Custodian has custody of a Fund’s Physical Gold. Where it is legally permissible for it to do so, the Custodian shall promptly advise the Trust of any difficulties or problems (financial, operational or otherwise) existing with respect to a Sub-Custodian holding a Fund’s Physical Gold of which it is aware and will take appropriate and lawful action to protect and safekeep a Fund’s Physical Gold deposited with such Sub-Custodian, including, to the extent feasible, the withdrawal of such Physical Gold from such Sub-Custodian.

9.	REPRESENTATIONS

9.1

Each party represents and warrants to the other party, on the basis that each of its following representations and warranties is deemed repeated each time that a notice is given for the deposit or withdrawal of Physical Gold under this Agreement, that:

(a)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b)

it has all necessary authority, powers, consents, licences and authorizations and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the person or persons entering into this Agreement on its behalf has or have been duly authorized to do so; and

(d)

this Agreement and the obligations created under it are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to laws of bankruptcy, insolvency and similar laws and to applicable principles of equity) and do not and will not violate any applicable laws or any order, charge or agreement by which it is bound.

9.2

The Custodian represents and warrants to the Trust, on the basis that each of its following representations and warranties is deemed repeated each time that a notice is given for the deposit or withdrawal of Physical Gold under this Agreement, that:

(a)	it is a bank, duly organized under the laws of its country of organization as set forth above, and is regulated as such by that country’s government or any agency thereof;

(b)	any trust constituted under Schedule C has been validly constituted; and

(c)	it is a member of LPMCL and the LBMA.

10.	FEES AND EXPENSES

10.1

Fees:   For the Custodian’s services under this Agreement, the Custodian and the Sponsor have entered into a separate written agreement pursuant to which the Sponsor shall pay the Custodian’s fee for services under this Agreement and the Unallocated Gold Account Agreement.

10.2

Expenses:  Pursuant to a separate written agreement between the Sponsor and the Custodian, to which the Custodian has agreed, the Sponsor shall pay to the Custodian on demand all ordinary and customary out-of-pocket costs, charges and expenses (excluding (i) any relevant taxes and VAT (if chargeable), duties and other governmental charges, (ii) fees for storage of the Physical Gold and any fees and expenses of Sub-Custodians, which will be recovered under clause 10.1, and (iii) indemnification obligations of a Fund under clause 11.5, which will be paid pursuant to the following sentence) incurred by the Custodian in connection with the performance of its duties and obligations under this Agreement or otherwise in connection with the Physical Gold. A Fund will procure payment on demand, solely from and to the extent of the assets of the Fund, of any other costs, charges and expenses not assumed by the Sponsor under its agreement with the Custodian referenced in this clause 10.2 (including any relevant taxes (other than VAT, which is addressed in clause 13.1), duties, other governmental charges and indemnification claims of the Custodian payable by the Fund pursuant to clause 11.5, but excluding fees for storage of the Physical Gold and any fees and expenses of Sub-Custodians, which will be recovered under clause 10.1) incurred by the Custodian in connection with the Physical Gold.

10.3	Credit Balances: No interest or other amount will be paid by the Custodian on any credit balance on a Fund Allocated Account.

10.4

No Recovery from a Fund: Amounts payable pursuant to this clause 10 (including clause 10.5) shall not be debited from a Fund Allocated Account, but shall be payable, as applicable, by the Sponsor or by the applicable Fund, and the Custodian hereby acknowledges that it will have no recourse against Physical Gold standing to the credit of the Fund Allocated Account or to the Trust in respect of any such amounts.

10.5

Default Interest: If the Trust, a Fund or the Sponsor, as applicable, fails to procure payment to the Custodian of any amount when it is due, the Custodian reserves the right to charge the relevant party interest (both before and after any judgment) on any such unpaid amount calculated at a rate equal to 1% above the Secured Overnight Financing Rate (SOFR) for the currency in which the amount is due, or if such rate is not available, such rate of interest as the parties shall mutually agree upon in good faith. Interest will accrue on a daily basis and will be due and payable by the relevant party as a separate debt.

11.	SCOPE OF RESPONSIBILITY

11.1

Exclusion of Liability:  The Custodian will use reasonable care in the performance of its duties under this Agreement and will only be responsible for any loss or damage suffered by a Fund as a direct result of any negligence, fraud or willful default on its part in the performance of its duties or as provided in clause 8.2, and in which case its liability will not exceed the market value of the Gold credited to the Fund Unallocated Account and the Fund Allocated Account at the time such negligence, fraud or willful default, or any noncompliance related to clause 8.2, is either discovered by or notified to the Custodian (such market value calculated using the nearest available LBMA Gold Price PM following the occurrence of such negligence, fraud or willful default), provided that, in the case of such discovery by or notification to the Custodian, the Custodian notifies the Sponsor and the Trust promptly after any discovery of such negligence, fraud or willful default or any noncompliance related to clause 8.2. If the Custodian delivers from a Fund Allocated Account Gold that is not of the fine weight the Custodian has represented to the Fund or that is not in accordance with the Rules, recovery by the Fund, to the extent such recovery is otherwise allowed, shall not be barred by any delay in asserting a claim because of the failure to discover the corresponding loss or damage regardless of whether such loss or damage could or should have been discovered.

11.2

No Duty or Obligation:  The Custodian is under no duty or obligation to make or take, or require any Sub-Custodian to make or take, any special arrangements or precautions beyond those required by the Rules or as specifically set forth in this Agreement.

11.3

Insurance: The Custodian (or one of its Affiliates) shall make such insurance arrangements from time to time in connection with the storage of a Fund’s Gold under this Agreement as the Custodian considers appropriate and will be responsible for all costs, fees and expenses (including any relevant taxes) in relation to such insurance policy or policies. The Custodian shall provide the Trust with evidence of the Custodian’s insurance upon execution of this Agreement and, at the Trust’s request, within 10 Business Days following the end of the calendar year. Additionally, the Custodian will allow the Trust and the Sponsor, upon 10 Business Days’ prior written notice, to review such insurance in connection with the preparation of any registration statement under the United States Securities Act of 1933, as amended, covering any Shares, or any amendment thereto. Any permission to review the Custodian’s insurance is limited to the term of this Agreement and is conditioned on the reviewing party executing a form of confidentiality agreement provided by the Custodian, or if the confidentiality agreement is already in force, acknowledging that the review is subject thereto. In the event of a reduction, cancellation or non-renewal of the Custodian’s insurance, or a change in the provider of the Custodian’s insurance, the Custodian will give the Trust and the Sponsor written notice of any such event within no more than 10 Business Days after the date of any such event.

11.4

Force Majeure: The Custodian shall not be liable for any delay in performance, or for the non-performance, of any of its obligations under this Agreement by reason of any cause beyond the Custodian’s reasonable control. This includes any act of God or war or terrorism, any breakdown, malfunction or failure of, or connected with, any communication, computer, transmission, clearing or settlement facilities, industrial action, or acts, rules and regulations of any governmental or supra national bodies or authorities or any relevant regulatory or self-regulatory organization. The Custodian shall promptly provide the Trust and the Sponsor with the reasons for any such delay in performance or any such non-performance.

11.5

Indemnity: Each Fund, solely from and to the extent of the assets of that Fund,  shall indemnify and keep indemnified the Custodian (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses (other than VAT, which is addressed in clause 13.1) and the expenses assumed by the Sponsor under its agreement with the Custodian referenced in clause 10.2) which the Custodian may suffer or incur, directly or indirectly in connection with services provided to the Fund under this Agreement, except to the extent that such sums are due directly to the negligence, willful default or fraud of the Custodian. The foregoing indemnity shall also not apply to the Custodians’ fees that are paid by the Sponsor pursuant to clause 10.1.

11.6

Trust Liability: This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. The Custodian acknowledges that the Custodian is not entitled to use the assets of a particular Fund to discharge the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any other Fund, and none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any such other Fund shall be enforceable against the assets of that particular Fund. The Trust’s Declaration of Trust is on file with the Trust.

11.7

Custodian’s Interests and Affiliates’ Interests: The Custodian has the right, without notifying the Trust, to act upon the Trust’s or the Administrator’s instructions or to take any other action permitted by the terms of this Agreement where:

(a)	the Custodian, directly or indirectly, has a routine business interest in the consequences of such instruction or action;

(b)	except as otherwise provided in this Agreement, the Custodian processes the Trust’s or the Administrator’s instructions on an aggregated basis together with similar instructions from other clients; or

(c)

the Custodian, except as otherwise provided in this Agreement, has a relationship with another party which does or may create a conflict with its duty to a Fund or the Trust including (without prejudice) circumstances where the Custodian or any of its associates may (i) act as financial adviser, banker or otherwise provide services to a contract counterparty of a Fund or the Trust; (ii) act in the same arrangement as agent for more than one client; or (iii) earn profits from any of the activities listed herein.

The Custodian or any of its divisions, branches or Affiliates may be in possession of information tending to show that the action required by a Fund’s instructions may not be in the Fund’s best interests, but shall not have any duty to disclose any such information.

12.	TERMINATION

12.1	Notice: Any termination notice given by the Trust, on behalf of a Fund, under clause 12.2 must specify:

(a)	the date on which the termination will take effect;

(b)	the person to whom the Physical Gold of the Fund is to be transferred; and

(c)	all other necessary arrangements for the transfer of Physical Gold to the order of the Fund.

12.2

Term: This Agreement shall have a fixed term up to and including 4 (four) years and will automatically renew for further successive terms of 1 (one) year thereafter unless terminated by the parties in accordance with this clause 12. During such periods either the Trust, on behalf of one or more Funds, or the Custodian may terminate this Agreement for any reason or for no reason by giving not less than 90 days’ written notice to the other party. Additionally, this Agreement may be terminated immediately upon written notice as follows:

(a)	by the Trust, if the Custodian ceases to offer the services contemplated by this Agreement to its clients or proposes to withdraw from the gold bullion business;

(b)

by the Trust or the Custodian, if it becomes unlawful for the Custodian to be a party to this Agreement or to offer its services to the Trust on the terms contemplated by this Agreement or if it becomes unlawful for a Fund or the Trust to receive such services or for the Trust to be a party to this Agreement;

(c)	by the Custodian, if there is any event which, in the Custodian’s reasonable view, indicates the Trust’s or the Sponsor’s insolvency or impending insolvency;

(d)	by the Trust, if there is any event which, in the Sponsor’s reasonable view, indicates the Custodian’s insolvency or impending insolvency;

(e)	by the Trust, with respect to one or more Funds if a Fund or the Trust is to be terminated;

(f)	by the Trust or by the Custodian, if the Unallocated Gold Account Agreement ceases to be in full force and effect at any time; or

(g)	by the Custodian, as provided in clause 15.11.

12.3

Change in the Sponsor: If there is any change in the identity of the Sponsor, then the Custodian, the Sponsor and the Trust shall, subject to the last sentence of this clause 12.3, execute such documents and shall take such actions as the new Sponsor and the outgoing Sponsor may reasonably require for the purpose of vesting in the new Sponsor the rights and obligations of the outgoing Sponsor, and releasing the outgoing Sponsor from its future obligations under this Agreement. The Custodian’s obligations under this clause 12.3 shall be conditioned on the Custodian having conducted due diligence in accordance with its internal procedures to the Custodian’s reasonable satisfaction on any such new Sponsor.

12.4

Termination. For the avoidance of any doubt, upon the Custodian’s issuance or receipt of notice of any termination of this Agreement pursuant to clause 12.2, the Custodian agrees to continue to serve as custodian and bailee pursuant to the terms of this Agreement for the period of time between the provision or receipt of notice and the applicable termination date, and the Custodian will facilitate the liquidation and distribution of any Fund, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian for a Fund in accordance with the Declaration of Trust, the Custodian shall cooperate with the Trust and the Sponsor in good faith to effect a smooth and orderly transfer of the Gold held in the Fund Allocated Account, the custodial services provided under this Agreement and all applicable records as directed by the Trust or the Sponsor to such successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as the Trust or the Sponsor may reasonably require in order to effect such transfer; however, to the extent the Custodian properly incurs costs for such actions those costs shall be for the Sponsor. The Trust or the Administrator shall provide the Custodian with any instructions concerning the transfer, including physical transport, of Gold to a successor custodian pursuant to clause 5.2 or as otherwise as the Trust and the Custodian may agree.

12.5

Redelivery Arrangements: If the Trust does not make arrangements acceptable to the Custodian for the delivery of the Physical Gold, the Custodian may continue to maintain the applicable Fund Allocated Account, in which case the Custodian will continue to charge the fees and expenses payable under clause 10. If the Trust has not made arrangements acceptable to the Custodian for the transfer of Physical Gold from a Fund Allocated Account within 6 months of the date specified in the termination notice as the date on which the termination will take effect, the Custodian will be entitled to close the Fund Allocated Account and sell the Physical Gold (at such time and on such markets as the Custodian considers appropriate) and account to the Fund for the proceeds.

12.6

Effect of Termination; Existing Rights:  Termination of this Agreement with respect to the coverage of any one Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund. Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed.

13.	VALUE ADDED TAX

13.1

VAT Inclusive: All sums payable or other consideration provided to the Custodian by the Trust, a Fund or the Sponsor in connection with this Agreement and the Unallocated Gold Account Agreement (including pursuant to the separate agreement referred to in clause 10.1 of this Agreement) shall be deemed to be inclusive of VAT.

14.	NOTICES

14.1

Notices: Except as provided in clauses 2.4, 3.2, 4.2, 5.2 and 16.5, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including email and SWIFT) or such other electronic transmission as the parties may from time to time agree, to the party due to receive the notice or communication, at its address, number or destination set out in clause 14.3 or another address, number or destination specified by that party by written notice to the other.

14.2	Deemed Receipt of Notice: A notice or other communication under or in connection with clause 14.1 will be deemed received only if actually received or delivered.

14.3	Contact Information: The contact information of the parties for the purposes of clause 14.1 is:

The Custodian:

ICBC Standard Bank Plc

20 Gresham Street

London

EC2V 7JE

Attention: Precious Metals Operations

E-mail: London.PreciousMetalsOperations@icbcstandard.com and Bullion.Physical@icbcstandard.com

The Trust:

World Gold Trust

c/o WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attention: Managing Director

E-mail: legalnotices@gold.org

Telephone: 212-317-3800

The contact information of the Sponsor for purposes of receiving notices under this Agreement is:

The Sponsor:

WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attention: Managing Director

E-mail: legalnotices@gold.org

Telephone: 212-317-3800

The contact information of the Administrator for purposes of receiving notices under this Agreement is:

The Bank of New York Mellon

240 Greenwich Street

8th Floor

New York, New York 10286

Attention: ETF Services

Telephone: 718-315-4591

Facsimile: 732-667-9585

E-Mail: etfservicesgs@bnymellon.com

14.4

Recording of Calls: The Custodian and the Trust may each record telephone conversations without use of a warning tone. Such recordings will be the recording party’s sole property and accepted by the other party hereto as evidence of the orders or instructions that are permitted to be given orally under this Agreement, provided that (i) in case of any dispute or disagreement regarding any conversation so recorded the recording party will promptly share the recordings with the other party and its representatives and (ii) the recording party will have no obligation to retain any such recordings prior to becoming aware of any such dispute or disagreement.

15.	GENERAL

15.1

Amendment of Schedules: The name of any Fund listed on Schedule A may be changed by the Sponsor without amendment to this Agreement provided that the Trust shall notify the Custodian promptly upon, and provide the Custodian with documentary evidence of, any such name change. Additional series of the Trust (each a “New Fund”) may from time to time become subject to this Agreement by (a) delivery to the Custodian of (i) an instrument of adherence agreeing to become bound by this Agreement executed by the Trust on behalf of such New Fund, and (ii) an amendment and restatement of Schedule A setting forth the New Fund, and (b) upon receipt of the foregoing documents, the Custodian may agree in writing to the addition of such New Fund, which agreement shall not be unreasonably withheld. The Trust shall cause any existing Fund or any New Fund to comply with their respective obligations set forth in this Agreement.

15.2

No Advice: The Custodian’s duties and obligations under this Agreement do not include providing the other party with investment advice. In asking the Custodian to open and maintain any Fund Allocated Account, the Trust acknowledges that the Custodian shall not owe to a Fund or the Trust any duty to exercise any judgement on its behalf as to the merits or suitability of any deposits into, or withdrawals from, the Fund Allocated Account.

15.3

Rights and Remedies: The Custodian hereby waives any right it has or may hereafter acquire to combine, consolidate or merge the Metal Accounts with any other account of the Trust, the Sponsor or a Fund or to set off any liabilities of the Trust, the Sponsor or a Fund to the Custodian and agrees that it may not set off, transfer or combine or withhold payment of any sum standing to the credit or to be credited to the Metal Accounts in or towards or conditionally upon satisfaction of any liabilities to it of the Trust, the Sponsor or a Fund. Subject thereto, the Custodian’s rights under this Agreement are in addition to, and independent of, any other rights which the Custodian may have at any time in relation to the Metal Accounts.

15.4

Business Day: If an obligation of a party would otherwise be due to be performed on a day which is not a New York Business Day or a London Business Day, as the case may be, in respect of a Fund Allocated Account, such obligation shall be due to be performed on the next succeeding New York Business Day or London Business Day, as the case may be, in respect of the Fund Allocated Account.

15.5

Assignment:  This Agreement is for the benefit of and binding upon both the Custodian and the Trust and their respective successors and assigns. Save as expressly provided in clause 12.3 and this clause 15.5, no party may assign, transfer or encumber, or purport to assign, transfer or encumber, any right or obligation under this Agreement unless the other party otherwise consents in writing. This clause shall not restrict the Custodian’s power to merge or consolidate with any party, or to dispose of all or part of its custody business, and further provided that this clause shall not restrict the Trust from assigning its rights hereunder to a Shareholder to the extent required for the Trust to fulfill its obligations.

15.6

Amendments: Any amendment to this Agreement must be agreed in writing and be signed by the Trust and the Custodian. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

15.7

Partial Invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

15.8	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g., liability for personal injury or death caused by negligence).

15.9

Entire Agreement: This Agreement and the Unallocated Gold Account Agreement represent the entire agreement between the parties in respect of their subject matter. This Agreement and the Unallocated Gold Account Agreement supersede and replace any prior existing agreement between the parties hereto relating to the same subject matter.

15.10

Counterparts; Signatures: This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement. Facsimile, PDF and other electronic signatures shall be acceptable and binding.

15.11

Compliance with Laws: Each party undertakes that, in the performance of this Agreement and transactions connected with this Agreement, it shall comply with all applicable laws, including all laws related to anti-bribery, anti-corruption and anti-money laundering legislation, sanctions and accounting rules and regulations, and shall maintain adequate and appropriate policies and procedures designed to ensure, and which are reasonably expected to ensure, continued compliance with such laws. Furthermore and in connection with the foregoing, the Trust undertakes to the Custodian that it will comply with any reasonable requests the Custodian may make from time to time for confirmation and evidence that the Trust has complied with its obligations pursuant to this clause 15.11 (including in respect of Authorized Participants, the Sponsor and Shareholders) and acknowledges that should it fail to do so the Custodian may terminate this Agreement immediately in accordance with the provisions of clause 12.2.

16.	GOVERNING LAW AND JURISDICTION

16.1	Governing Law: This Agreement is governed by, and will be construed in accordance with, English law.

16.2

Jurisdiction: The Trust and the Custodian agree that the courts of the State of New York, in the United States of America, and the United States federal court located in the Borough of Manhattan in such state, are to have jurisdiction to settle any Disputes which may arise out of or in connection with this Agreement and, for these purposes the Trust and the Custodian irrevocably submits to the non-exclusive jurisdiction of such courts, waive any claim of forum non conveniens and any objection to laying of venue, and further waive any personal service.

16.3

Waiver of Immunity: To the extent that a party may in any jurisdiction claim any immunity from suit, judgment, enforcement or otherwise howsoever, such party agrees not to claim, and irrevocably waives, any such immunity to which it would otherwise be entitled to (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

16.4

Third Party Rights: Except with respect to each Fund, which shall be considered a beneficiary of this entire Agreement, and the Sponsor, which shall be a beneficiary (as applicable) of clauses 1.1 (definitions of “Sponsor” and “Sub-Custodian”), 2.7, 2.8, 3.3. 5.8. 8.1, 11.1, 11.3, 11.4, 12.3, 12.4, 14.3, 15.1, 16.4, 16.5 and Schedule E (Creation and Redemption Procedures) and such clauses of this Agreement as may be applicable when acting for or on behalf of the Trust or a Fund as described in the definition of “Sponsor” in clause 1.1, and the Administrator, which shall be a beneficiary (as applicable) of clauses 2.4, 2.5, 2.7, 4.1, 4.4, 5.1, 5.2, 5.4, 5.6, 5.7, 7.2, 7.5, 8.1, 8.3, 12.4, 14.3, 16.4, 16.5, Schedule B (Notices and Reports) and Schedule E (Creation and Redemption Procedures), the Custodian does not owe any duty or obligation or have any liability towards any person who is not a party to this Agreement. Except as set forth in this clause 16.4, this Agreement does not confer a benefit on any person who is not a party to it. Except with respect to each Fund, the Sponsor and the Administrator, the parties to this Agreement do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement.

16.5

Service of Process:  Process by which any proceedings are begun may be served by being delivered to the addresses specified below. This does not affect any right to serve process in another manner permitted by law.

Custodian's Address for service of process:

ICBC Standard Bank Plc

20 Gresham Street

London

EC2V 7JE

Attention: The Head of Legal

Trust's Address for service of process:

World Gold Trust

c/o WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attention: General Counsel

E-mail: legalnotices@gold.org

Sponsor’s Address for service of process:

WGC USA Asset Management Company, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attn: General Counsel

Email: legalnotices@gold.org

Administrator’s Address for service of process:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Service Directors

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as a deed by each party to this Agreement on the date set out on the cover page of this Agreement.

Signed as a deed on behalf of	Signed as a deed on behalf of
ICBC STANDARD BANK PLC	ICBC STANDARD BANK PLC

By	By

Signature: /s/ Paul Chelsom	Signature: /s/ Binliang Jin

Name: Paul Chelsom	Name: Binliang Jin
Title: General Counsel	Title: President and Head of Global Markets

In the presence of:	In the presence of:

Name: D.L. Spurr	Name: D.L. Spurr
Signature: /s/ D.L. Spurr	Signature: /s/ D.L. Spurr
Address: 20 Gresham Street, London EC2U 7JE	Address: 20 Gresham Street, London EC2U 7JE
Occupation: Solicitor	Occupation: Solicitor

Signed as a deed on behalf of

WORLD GOLD TRUST

on behalf of its series set forth on Schedule A

By	WGC USA Asset Management Company, LLC,

the sponsor of World Gold Trust and its series set forth on Schedule A

By

Signature: /s/ Amanda Krichman

Name:  Amanda Krichman

Title:  Principal Financial and Accounting Officer

In the presence of:

Name:  Maya Adamczyk

Signature:  /s/ Maya Adamczyk

Address:  685 Third Ave., Suite 2702, New York, NY  10017

Occupation:  Office Assistant & Project Support

[Signature Page to Second Amended and Restated Allocated Gold Account Agreement]

Schedule A

List of Funds

SPDR® Gold MiniShares® Trust

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Schedule B

Notices and Reports

The Custodian shall provide the following notices and reports (i) to the Trust via email to fundops@gold.org or other electronic delivery as agreed upon with the Trust and (ii) to the Administrator via email or other electronic delivery as agreed upon with the Administrator:

(1)	For each London Business Day, by no later than 9:00 a.m. New York Time on the following London Business Day:

(a)

a report showing the increases and decreases to the Gold standing to a Fund’s credit in the Fund Allocated Account and identifying separately each transaction and the New York or London Business Day on which it occurred;

(b)

a report in PDF and Excel identifying each individual bar of Physical Gold held in the Fund Allocated Account by the Custodian or, as applicable, at a Sub-Custodian or an Indirect Sub-Custodian, which list shall be updated at least daily and include the following information for each bar of Physical Gold: (i) relevant vault location, (ii) gross weight, (iii) fineness, (iv) serial identification number, (v) size, (vi) fine ounces, (viii) applicable refinery name, (viii) assay and (ix) any other marks required for the identification of a bar of Physical Gold under the Rules;

(c)	a report on the Custodian/Administrator daily ounce reconciliation;

(d)

a notification of (i) each separate transaction, if any, transferring Gold to a Fund Allocated Account from the corresponding Fund Unallocated Account and, as applicable, the AP Account from which such Gold was originally transferred; (ii) the amount of Gold, if any, transferred from the Fund Allocated Account to the corresponding Fund Unallocated Account and (iii) the closing balance of Gold credited to the Fund Allocated Account for such London Business Day; and

(e)

such other information about the increases and decreases to the Gold standing to a Fund’s credit in the Fund Allocated Account on a same day basis at such other times and in such other form as the Trust and the Custodian shall agree.

(2)

Within a reasonable time after the end of each calendar month, a statement of account for each Fund Unallocated Account and each Fund Allocated Account which shall include the opening and closing monthly balance and all transfers to and from each Fund Unallocated Account and from each Fund Allocated Account.

(3)

Within two London Business Days after the Custodian’s discovery or receipt of notification that any refiner of gold bars is or is to be removed from the LBMA’s gold delivery list of accredited refiners, the Custodian shall provide the Trust and the Administrator with a list of any gold bars produced by such refiner and held by the Custodian for the benefit of a fund, with such list to include the vault location, gross weight, fineness, serial identification number, size and fine ounces of such gold bars.

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Schedule C

Sub-Custodian Trust Provisions

1.	DECLARATION OF TRUST

1.1

The Custodian irrevocably declares that the Custodian shall hold all right, title, interest and benefit in, to and under the Trust Property as trustee upon bare trust for the Trust’s and the applicable Fund’s absolute benefit in accordance with the terms of this Schedule.

1.2	In this Schedule:

“Sub-Custodian Trust” means the trust declared by the Custodian in paragraph 1.1 above; and

“Trust Property” means the Custodian’s right, title and interest in and to:

(a)	any Physical Gold in a Fund Allocated Account deposited with, or in the possession of, a Sub-Custodian;

(b)	any Physical Gold in a Fund Allocated Account deposited with, or in the possession of, any other person;

(c)	any agreement with a Sub-Custodian or other such person in respect of such Physical Gold; and

(d)	any rights of recourse against a Sub-Custodian or other such person in respect of such Physical Gold.

2.	APPLICATION OF TRUST PROPERTY

The Trust and the Administrator are only entitled to instruct the Custodian to take any action in relation to the Trust Property that the Trust would otherwise be entitled to instruct the Custodian to take pursuant to the terms of this Agreement (disregarding this Schedule) and the Custodian will only be required to take any such action to the same extent that the Custodian would be required to take pursuant to the terms of this Agreement (disregarding this Schedule).

3.	DISAPPLICATION OF TRUSTEE ACTS

Section 1 of the Trustee Act 2000 shall not apply to the Custodian’s duties as trustee in respect of the Trust Property. Where there are any inconsistencies between the Trustee Act 1925, the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

4.	LIABILITY

4.1

In acting as trustee in respect of the Trust Property, the Custodian shall have all of the obligations, liabilities, rights, powers, indemnities and protections applicable to the Custodian under this Agreement including, without limitation, those under Clause 7.4 (Location of Bullion), Clause 8 (Sub-Custodians), Clause 10 (Fees and Expenses), Clause 11 (Scope of Responsibility) and Clause 15 (General).

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4.2	The indemnity in Clause 11.5 shall apply to the Sub-Custodian Trust.

4.3

No provision of this Agreement shall require the Custodian to do anything which is illegal in the place of its performance, or contrary to any applicable law or regulation or the applicable requirements of any regulatory authority.

5.	TERMINATION

5.1	The Sub-Custodian Trust shall be terminated:

(a)	by notice in writing from the Trust to the Custodian, in which case the terms of this Agreement (disregarding this Schedule) shall apply; or

(b)	subject to Clauses 12.4, 12.5 and 12.6, upon termination of this Agreement in accordance with Clause 12 (Termination).

6.	PERPETUITY PERIOD

The perpetuity period for the purposes of the Sub-Custodian Trust shall be the period of 80 years from the date of this Agreement.

7.	CONTRACTING WITH THE TRUST AND OTHERS

Neither the Custodian nor any of the Custodian’s directors or officers or holding companies, subsidiaries or associated companies shall by reason of the Custodian’s duties in relation to the Sub-Custodian Trust be in any way precluded from entering into or being interested in any other trust arrangement, contract or financial or other transaction or arrangement with the Trust or any person or body corporate associated with the Trust.

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Schedule D

Phoenix Portal Terms of Use

References in this Schedule D to “we”, “us” and “our” shall be deemed references to the Custodian and to “you” and “your” shall be deemed references to the Trust.

1.	Introduction

1.1.

The Phoenix Portal and Phoenix Services (defined in Paragraph 2 below) are facilities that we provide without additional charge to customers who maintain with us allocated or unallocated precious metal accounts.

1.2.	The terms and conditions set out in this Schedule ("Phoenix Terms") along with the Clauses of this Agreement apply to and govern your use of the Phoenix Portal and Phoenix Services.

1.3.	The Phoenix Terms are an integral part of the Agreement. The Phoenix Terms and the Clauses and other Schedules of the Agreement should therefore be read as one.

1.4.	To the extent that there is any conflict or inconsistency between the Phoenix Terms and the Clauses of the Agreement:

1.4.1.	in relation to the Phoenix Portal and Phoenix Services, the Phoenix Terms shall take priority; and

1.4.2.	in all other cases the Clauses and other Schedules of the Agreement shall take priority.

2.	Definitions

2.1.	In this Schedule (including any appendixes hereto):

2.1.1.	“Accounts” means your Unallocated Accounts and/or your Allocated Accounts, as the case may be;

2.1.2.	“Authorised User” means a person listed in the Authorised User List;

2.1.3.	“Authorised User List” means the list of your Authorised Users (and their relevant access rights) that is agreed in writing between us from time to time;

2.1.4.

“Data Protection Laws” means Regulation 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation);

2.1.5.	“End User Terms” has the meaning given in Paragraph 7.3;

2.1.6.

“Intellectual Property Rights” means all intellectual property rights, including patents, supplementary protection certificates, petty patents, utility models, trademarks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

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2.1.7.	“Permitted Purpose” has the meaning given in Paragraph 3.2 of this Schedule;

2.1.8.

“Phoenix Portal” means the web-based application hosted by us or on our behalf that allows our customers to view online their allocated and unallocated precious metal accounts, and to instruct transfers to and from those accounts;

2.1.9.	“Phoenix Services” means the services and functions that we make available to our customers through the Phoenix Portal;

2.1.10.

“Privacy Policy” means our privacy policy governing our use of personal data in the provision of the Phoenix Portal and the Phoenix Services, as made available via the Phoenix Portal and amended from time to time; and

2.1.11.	“Portal Data” means information relating to you or your Accounts that is accessible by means of the Phoenix Portal.

3.	Our provision of the Phoenix Portal and Phoenix Services

3.1.	From time to time, we may make available to you the Phoenix Portal and Phoenix Services in accordance with these Phoenix Terms.

3.2.	Subject to your compliance with these Phoenix Terms, we grant you a non-exclusive, non-transferable right to access and use the Phoenix Portal and Phoenix Services for the purpose of:

3.2.1.	viewing the Account Balance of your Accounts;

3.2.2.	viewing recent activity on your Accounts, including deposits and withdrawals;

3.2.3.	downloading and printing Account Balances and transaction history for your Accounts; and

3.2.4.	instructing us to make transfers into and out of your Accounts,

(the "Permitted Purpose"). You shall not use the Phoenix Portal or Phoenix Services for any purpose other than the Permitted Purpose.

4.	Authorised Users

4.1.	Subject to your compliance with these Phoenix Terms, we also grant you the right to allow Authorised Users to access and use the Phoenix Portal and Phoenix Services solely for the Permitted Purpose.

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4.2.	You shall ensure that your Authorised User List and all other information concerning Authorised Users is accurate, up to date and complete at all times. You shall notify us promptly:

4.2.1.	if any person listed as an Authorised User in the Authorised User List is no longer authorised by you to access your Accounts through the Phoenix Portal; and/or

4.2.2.	of any other changes necessary to ensure that Authorised User List is accurate, up-to-date and complete,

and at our request you shall promptly provide us with an updated version of the Authorised User List to reflect such changes.

4.3.

Each Authorised User will be allocated (or invited to create) one or more unique usernames, passwords, tokens, computer programs or applications, or other identifiers ("Authenticators") which will grant that Authorised User secure access to the Phoenix Portal and Phoenix Services. Authorised Users will need to enter their Authenticators each time they wish to access the Phoenix Portal or use any of the Phoenix Services.

4.4.

Access rights may differ from one Authorised User to another. The access rights to be granted to each Authorised User are indicated in the Authorised User List. You shall ensure that the Authenticators are used exclusively by the relevant Authorised User.

4.5.	You shall keep and procure that each Authorised User keeps the Authenticators allocated to or created by him or her confidential. Other than with our prior written consent:

4.5.1.	you shall not disclose Authenticators to any person; and

4.5.2.	you shall procure that each Authorised Users does not disclose Authenticators allocated to or created by him or her to any other person.

4.6.

You shall use adequate security procedures to ensure the security of the Authenticators and to prevent unauthorised access to and use of the Phoenix Portal and/or Phoenix Services. You shall promptly notify us if you become aware of, or have reasonable grounds to suspect, the loss, theft or disclosure to any third party of any Authenticators or of any unauthorised use of such Authenticators.

4.7.	You shall assume full responsibility for any and all use, unauthorised use or misuse of the Phoenix Portal and/or Phoenix Services by Authorised Users, or by any other person using the Authenticators.

4.8.

You shall procure that all Authorised Users fully observe and comply with this Agreement and any applicable End User Terms in relation to their use of the Phoenix Portal and Phoenix Services. You acknowledge and agree that any breach of this Agreement by an Authorised User shall constitute a breach of this Agreement by you.

4.9.

If we have reasonable grounds to believe that unauthorised persons are using any Authenticators allocated to or created by you or to any Authorised User with or without your knowledge, we may, with or without prior notice, suspend your rights and the rights of your Authorised Users to access and use the Phoenix Portal and Phoenix Services.

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5.	Instructions via the Phoenix Portal

5.1.

Subject to Paragraph 5.4 of this Schedule, we are entitled to assume that where an instruction is submitted through the Phoenix Portal using Authenticators allocated to or created by you or any Authorised User ("Authorised Instructions"), such instruction has been properly authorised by you. You authorise us to act on all Authorised Instructions; and you accept that you will be irrevocably bound by all transfers that we execute in accordance with any Authorised Instruction.

5.2.	We shall not be liable for any losses that you or any other person suffers as a result of:

5.2.1.	an Authorised Instruction being incomplete or inaccurate or containing any errors;

5.2.2.	an Authorised Instruction being corrupted in the course of transmission;

5.2.3.	any delay in the transmission or receipt by us of an Authorised Instruction; or

5.2.4.	any delay or failure on our part, for any reason whatsoever, in carrying out any Authorised Instruction.

5.3.	You acknowledge that it is your responsibility to verify with us that we have received and acted on any Authorised Instruction.

5.4.	In the absence of wilful default or fraud on our part, the risk of fraudulent or unauthorised use of the Phoenix Portal and/or Phoenix Services shall be borne by you.

6.	Equipment

You agree that it is your responsibility to provide, at your own expense, all equipment, software and services necessary for you and Authorised Users to access and use the Phoenix Portal and Phoenix Services, including computers, terminal equipment, software (including operating systems and applications and any updates of those items), internet access and communications services. You are solely responsible for any errors made by, or the failure of, such equipment, software and services that you or Authorised Users use to access the Phoenix Portal or the Phoenix Services.

7.	Conditions governing use

7.1.	You shall not use the Phoenix Portal or Phoenix Services for any activity which breaches applicable laws or regulations.

7.2.

You shall not upload, post, otherwise transmit or provide access to content through the Phoenix Portal which is unlawful, harmful, threatening, abusive, harassing, tortious, defamatory, vulgar, obscene, invasive of another’s privacy, hateful, or racially, ethnically or otherwise objectionable.

7.3.

You shall comply with any additional requirements, including any policies relating to privacy or cookies, any additional terms and conditions governing and instructions, regarding your access to and use of the Phoenix Portal and Phoenix Services that we notify you from time to time ("End User Terms").

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7.4.	You shall not access the Phoenix Portal except through the interfaces expressly made available by us.

7.5.	You shall not override any security feature of the Phoenix Portal.

7.6.	You shall not access or attempt to access any other person's account (including but not limited to any other person's allocated or unallocated precious metal account) through the Phoenix Portal.

7.7.	You shall not reproduce, copy, disassemble, decompile, or reverse translate or in any other manner decode the Phoenix Portal, except as permitted by law.

7.8.	You shall not use the Phoenix Portal or Phoenix Services:

7.8.1.	to send unsolicited email or instant messages or any unreasonably large files;

7.8.2.	to create a false identity, or to impersonate any person or organisation;

7.8.3.

to upload post, email or transmit viruses, trojan horses, worms, time bombs, cancelbots, corrupted files, or any other software, files or programs that may interrupt, damage, destroy, disable, impair or limit the operation or functionality of the Phoenix Portal or Phoenix Services;

7.8.4.	to interfere with any other person’s lawful use of the Phoenix Portal or Phoenix Services.

8.	Intellectual property rights

8.1.

All Intellectual Property Rights in or to the Phoenix Portal and all information, content, material and data displayed on the Phoenix Portal belong to us or our third party licensors and all such rights are reserved.

8.2.

Save as expressly provided in this Agreement, you may not and may not permit any third party to use, copy, modify, publish, extract, display, disclose, license, transfer, reproduce, or create derivative works from any information, content, material or data displayed on the Phoenix Portal without our prior written consent.

8.3.

You may not use any automated software, process, program or system, robot, web crawler, spider, data mining, trawling or other 'screen-scraping' software process, program or system in relation to the Phoenix Portal.

8.4.	You must retain and may not remove any notices concerning copyright, trademark or any other intellectual property ownership in relation to the Phoenix Portal.

8.5.	You must not print or download any business names, logos, trademarks or service marks displayed on the Phoenix Portal except as part of the text of which they form part.

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9.	Disclaimers

9.1.	The Phoenix Service is provided on an “as is” and "as available" basis.

9.2.

We make no warranties or representations and give no assurances or guarantees whatsoever as to the quality, fitness for any particular purpose, availability, performance, functionality, reliability, accuracy, or completeness of the Phoenix Portal, Phoenix Services or any Portal Data, nor do we warrant or represent or give any assurance or guarantee that that Phoenix Portal, Phoenix Services or Portal Data are free from viruses. You acknowledge that any reliance that you place on Portal Data and/or any use that you make of Portal Data are entirely at your risk.

9.3.

Except as expressly set out in this Agreement, all warranties, terms, conditions and undertakings, whether express or implied by common law, statute, course of dealing or otherwise in relation to the Phoenix Portal, the Phoenix Services and Portal Data are excluded to the fullest extent permitted by law.

9.4.

Without limiting the foregoing, we give no guarantee that the Phoenix Portal or the Phoenix Services will operate error-free and you acknowledge that your use of the Phoenix Portal or the Phoenix Services may be subject to errors, malfunctions, disruptions or other failures. In no event will we be liable for any loss, damage, cost or expense which you or any Authorised User might incur as a result of any errors, malfunctions disruptions, or failures in the Phoenix Portal, the Phoenix Services or any Portal Data.

9.5.	Nothing in these Phoenix Terms is intended to exclude or limit our or your liability for:

9.5.1.	death or personal injury caused negligence;

9.5.2.	fraud or fraudulent misrepresentation; or

9.5.3.	any liability that by law cannot be excluded or limited.

10.	Indemnity

You indemnify us and will hold us harmless from and against all losses, costs expenses, (including legal costs and expenses on a full indemnity basis) liabilities, actions, claims, damages, demands, fines, penalties and sanctions (including amounts paid in settlement, out-of-pocket expenses and interest) that we suffer or incur as a result of your breach of the Phoenix Terms or the use of the Phoenix Portal or Phoenix Services.

11.	Personal data

11.1.	You will comply with and be responsible for fulfilling your obligations under Data Protection Laws as data controller/controller in respect of personal data of Authorised Users.

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11.2.	We will comply with and be responsible for fulfilling our obligations under Data Protection Laws as data controller/controller in respect of personal data of Authorised Users.

11.3.	Our Privacy Policy will be made available via the Phoenix Portal and will govern our use of personal data of Authorised Users.

12.	Termination or suspension

12.1.

We may withdraw provision of the Phoenix Portal and Phoenix Services at any time and for any reason and without any liability to you or any Authorised User. Where reasonably practicable, we will use reasonable efforts to give you prior notice of withdrawal of the Phoenix Portal and Phoenix Services.

12.2.	We may terminate or suspend:

12.2.1.	your access to and use of the Phoenix Portal and Phoenix Services; and/or

12.2.2.	any Authorised Users' access to and use of the Phoenix Portal and Phoenix Services,

12.2.3.	at any time by giving you written notice and for any reason without any liability to you or any Authorised User.

12.3.	On termination of this Agreement or if we terminate or suspend your or any Authorised User's access to and use of the Phoenix Portal and Phoenix Services pursuant to Paragraph 12.2 of this Schedule:

12.3.1.	we may revoke relevant Authenticators allocated to or created by you or the relevant Authorised User;

12.3.2.	the rights granted to you under Paragraphs 3.2 and 4.1 of this Schedule shall immediately terminate; and

12.3.3.	you shall immediately cease to access and use, and shall procure that the relevant Authorised User ceases to access and use, the Phoenix Portal and Phoenix Services.

12.4.

Our rights under this Paragraph 12 apply only with respect to the Phoenix Portal and Phoenix Services. No action taken by us under this Paragraph 12 will impact your rights and obligations under the Clauses of and Schedules to this Agreement.

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Schedule E

Creation and Redemption Procedures

SPDR® GOLD MINISHARES® TRUST PROCEDURES

CREATION AND REDEMPTION OF SPDR® GOLD MINISHARES AND RELATED GOLD TRANSACTIONS

Scope of Procedures and Overview

These procedures (the “Procedures”) describe the processes by which one or more Creation Units of shares (the “Shares”) of the SPDR® Gold MiniShares® Trust (the “Fund”), a series of World Gold Trust (the “Trust”), may be purchased or, once Shares have been issued, redeemed by an Authorized Participant (a “Participant”). Shares may be created or redeemed only in blocks of 100,000 Shares (each such block, a “Creation Unit”). Because the issuance and redemption of Creation Units also involve the transfer of Gold between the Participant and the Trust, certain processes relating to the underlying Gold transfers also are described.

Under these Procedures, Creation Units may be issued only with respect to Gold transferred to and held in the Trust’s allocated and unallocated Gold accounts maintained in London, England by ICBC Standard Bank Plc, as custodian (the “Custodian”). Capitalized terms used in these Procedures without further definition have the meanings assigned to them in the Participant Agreement entered into by each Participant with BNYM as Administrator (the “Administrator”) and WGC USA Asset Management, LLC (the “Sponsor”).

For purposes of these Procedures, a “Business Day” is defined as any day other than (i) a day on which the Exchange is closed for regular trading or (ii), if the transaction involves the receipt or delivery of Gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

Creation Units are issued pursuant to the Prospectus, which will be delivered by the Sponsor to each Participant prior to its execution of the Participant Agreement, and are issued and redeemed in accordance with the Participant Agreement. Creation Units may be issued and redeemed on any Business Day by the Custodian in exchange for Gold, which the Custodian receives from Participants or transfers to Participants, after receiving appropriate instructions from the Administrator, in each case on behalf of the Trust. Participants will be required to pay a nonrefundable per order transaction fee of $500 to the Administrator (the “Transaction Fee”).

Participants and the Trust, on behalf of the Fund, transfer Gold between each other using the unallocated bullion account system of the London bullion market. Transfers of Gold to and from the Trust, on behalf of the Fund, are effected pursuant to (i) the Allocated Bullion Account Agreement between the Trust and the Custodian (the “Allocated Bullion Account Agreement”) establishing the Fund’s allocated account (the “Fund Allocated Account”) and the Unallocated Bullion Account Agreement between the Trust and the Custodian (the “Unallocated Bullion Account Agreement”) establishing the Fund’s unallocated account (the “Fund Unallocated Account”; the Allocated Bullion Account Agreement and the Unallocated Bullion Account Agreement are collectively referred to as the “Custody Agreements”); and (ii) a Participant Unallocated Bullion Account Agreement entered into between the Participant and ICBC Standard Bank Plc or another Gold clearing bank of the LPMCL (the “Participant Unallocated Agreement”) establishing the Participant’s unallocated account (the “Participant Unallocated Account”).

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Gold is transferred between the Fund and Participants through the Fund Unallocated Account. When Gold is to be transferred to the Fund from a Participant (in exchange for the issuance of Creation Units), the Gold is transferred from the Participant Unallocated Account to the Fund Unallocated Account and then transferred from there to the Fund Allocated Account. When Gold is to be transferred to a Participant (in connection with the redemption of Creation Units), the Gold is transferred from the Fund Allocated Account to the Fund Unallocated Account and is transferred from there to the Participant Unallocated Account.

Each Participant is responsible for ensuring that the Gold it intends to transfer to the Fund in exchange for Creation Units is available for transfer to the Fund in the manner and at the times described in these Procedures. In meeting this responsibility, the Participant may make such independent arrangements as it sees fit, including borrowing Gold, to ensure that the relevant amount of Gold is credited in time.

Upon acceptance of the Participant Agreement by the Sponsor and the Administrator, the Administrator will assign a personal identification number (a “PIN number”) to each Authorized Person authorized to act for the Participant. This will allow the Participant through its Authorized Person(s) to place Purchase Order(s) or Redemption Order(s) for Creation Units.

Important Notes:

●	Any Order is subject to rejection by the Administrator for the reasons set forth in the Participant Agreement.

●	All Orders are subject to the provisions of the Custody Agreements and the Participant Agreement relating to unclear or ambiguous instructions.

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CREATION PROCESS

The issuance and delivery of Shares of the Fund shall take place only in integral numbers of Creation Units in compliance with the following rules:

1.

Participants wishing to acquire one or more Creation Units shall place a Purchase Order with the Administrator no later than 3:59:59 p.m. (New York time) (the “Order Cutoff Time”) on any Business Day. Purchase Orders received by the Administrator on or after the Order Cutoff Time on a Business Day will not be accepted.

2.	For purposes of Paragraph 1 above, a Purchase Order shall be deemed “received” by the Administrator only when either of the following has occurred no later than 3:59:59 p.m. (New York time):

a.

Telephone/fax Order — An Authorized Person shall have placed a telephone call to the telephone number designated by the Administrator and specified in Exhibit B to the Participant Agreement, or such other number that the Administrator designates in writing to the Participant, and has received an order number from the Administrator for insertion in the Purchase Order (an “Order Number”), or

b.

Web-based Order — An Authorized Person shall have accessed the Administrator’s online services (https://connect.bnymellon.com), the use of which shall be subject to the Order Entry System Terms and Conditions attached hereto as Annex A and incorporated herein by reference.

in either case informing the Administrator that the Participant wishes to place a Purchase Order for a specified number of Creation Units and, in the case of a telephone order, within 15 minutes following such telephone call, the Administrator shall have received a properly completed, irrevocable Purchase Order in the form set out in Exhibit B to the Participant Agreement executed by an Authorized Person of such Participant, via facsimile at the number specified in such Exhibit B. The Business Day on which a Purchase Order shall be deemed received by the Administrator is hereinafter referred to as the “Order Date.”

3.	The Administrator shall provide a written summary to the Sponsor and the Custodian of all accepted Purchase Orders for such Order Date no later than 5:30 p.m. (New York time).

4.

As soon as reasonably practicable following receipt of a properly completed Purchase Order but not later than 5:30 p.m. (New York time) on the Order Date for such Purchase Order, the Administrator shall send to the Participant (with copy to the Custodian), via facsimile or electronic mail message, a copy of the corresponding Purchase Order endorsed “Accepted” by the Administrator and indicating the amount of Gold that the Authorized Participant shall deliver to the Custodian in respect of each Creation Unit (the “Creation Unit Amount”). Prior to the transmission of the Administrator’s acceptance as specified above, a Purchase Order will only represent the Participant’s unilateral offer to deposit Gold in exchange for Creation Units and will have no binding effect upon the Trust, on behalf of the Fund, or any other party. Following the transmission of the Administrator’s acceptance as specified above, a Purchase Order will be a binding agreement among the Trust, on behalf of the Fund, and the Authorized Participant for the creation and purchase of Creation Units and the deposit of Gold pursuant to the terms of the Purchase Order and these Procedures. If a Purchase Order is rejected, the Administrator shall send to the Participant (with copy to the Custodian), via facsimile or electronic mail message, as soon as reasonably practicable, but not later than 5:30 p.m. (New York time) on the Order Date for such Purchase Order, a copy of the corresponding Purchase Order endorsed “Declined” by the Administrator and indicating the reason. The preceding sentence notwithstanding, Purchase Orders not accepted by 5:30 p.m. (New York time) on the Order Date shall be deemed cancelled. A Purchase Order which is not properly completed will be deemed invalid and rejected by the Administrator; the Participant may submit a corrected Purchase Order within fifteen (15) minutes of such contact with the Participant, provided that the corrected Purchase Order is received by the Administrator prior to the Order Cutoff Time.

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5.

Each Purchase Order shall settle on the second Business Day following the Order Date. The Creation Unit Amount corresponding to each Creation Unit must be deposited in the Fund Unallocated Account no later than 10:00 a.m. (London time) on the second Business Day following the Order Date. The Participant shall bear all risk of any loss until the Gold is credited to the Fund Unallocated Account.

6.

The Custodian shall advise the Administrator in writing of the deposits made to the Fund Allocated Account in connection with each Purchase Order. Upon receipt of such advice, the Administrator shall determine whether a deposit of Gold required to be made pursuant to Paragraph 5 above has not been noted as deposited in the Fund Unallocated Account. In such event, the Administrator shall, by the Administrator’s close of business on the second Business Day following the Order Date, (i) send to the Custodian, via electronic mail message, a request that the Custodian confirm that the Custodian did not receive the anticipated deposit of Gold, and (ii) send to the Participant whose deposit was not received, via facsimile at the facsimile number specified by the Participant in the Purchase Order, a concurrent copy of such request.

7.

On the second Business Day following the Order Date corresponding to a Purchase Order, or on such earlier date and time as the Administrator in its absolute discretion may agree with the Participant, the Administrator shall issue the aggregate number of Shares corresponding to the Creation Units ordered by the Participant and deliver them, by credit to the account at DTC which the Participant shall have identified for such purpose in its Purchase Order, provided that, by 1:00 p.m. (New York time) on the date such issuance and delivery is to take place:

a.

the Custodian shall have reported in writing to the Administrator that the corresponding required amount of Gold has been deposited in the Fund Unallocated Account in compliance with the provisions of Paragraph 5 above;

b.

the Custodian shall have reported in writing to the Administrator that the corresponding required amount of Gold has been allocated to the Fund Allocated Account (other than up to 430 Ounces of Gold) and the Custodian is holding that Gold for the account of the Fund;

c.	the Administrator shall have received from the Participant the applicable Transaction Fee;

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d.

the Participant shall have paid or agreed to pay, or reimbursed or agreed to reimburse the Custodian, the Administrator or the Fund for, the amount of any applicable taxes (including, without limitation, any VAT), governmental charges and fees which are or become due in connection with the delivery of Gold to the Administrator and the issuance and delivery of Shares to the Participant; and

e.	any other conditions to the issuance of Shares under the Trust’s Declaration of Trust shall have been satisfied.

8.

In all other cases, the Administrator shall issue the aggregate number of Shares corresponding to the Creation Units ordered by the Participant and deliver them by credit to the account at DTC which the Participant shall have identified for such purpose in its Purchase Order on the Business Day following the date on which all of the conditions set forth in clauses (a) – (e) of Paragraph 7 above shall have been met. In the event that, by 10:00 a.m. (New York time) on the second Business Day following the Order Date of a Purchase Order, the Fund Unallocated Account shall not have been credited with the required amount of Gold in compliance with the provisions of Paragraph 5 above, the Administrator shall send to the Participant and the Custodian via fax or electronic mail message notice of such fact and the Participant shall have two (2) Business Days following receipt of such notice to correct such failure. If such failure is not cured within such two (2) Business Day period, the Administrator shall, unless the Sponsor shall otherwise direct, cancel such Purchase Order and will send via fax or electronic mail message notice of such cancellation to the Participant and the Custodian, and the Participant will be solely responsible for all damages, losses, costs and expenses incurred by the Trust, the Fund, the Sponsor, the Administrator or the Custodian related to the cancelled Order.

9.

The foregoing provisions notwithstanding, neither the Administrator nor the Custodian shall be liable for any failure or delay in making delivery of Shares in respect of a Purchase Order arising from nuclear fission or fusion, radioactivity, war, terrorist event, invasion, insurrection, civil commotion, riot, strike, act of government, public authority, public service or utility problems, power outages resulting in telephone, telecopy and computer failures, act of God such as fires, floods or extreme weather conditions, market conditions or activities causing trading halts, systems failures involving computer or other information systems affecting the Trust, the Fund, the Administrator, the Custodian or sub-custodian and similar extraordinary events beyond the Custodian’s or the Administrator’s reasonable control. In the event of any such delay, the time to complete delivery in respect of a Purchase Order will be extended for a period equal to that during which the inability to perform continues as determined by the Administrator in its sole discretion.

10.

Except as provided in Paragraphs 5, 7 and 9 and the Participant Agreement, none of the Administrator, the Sponsor or the Custodian is under any duty to give notification of any defects or irregularities in any Purchase Order or the delivery of the Creation Unit Amount, and shall not incur any liability for the failure to give any such notification.

11.	The creation of Shares may be suspended or rejected under the circumstances specified in the Trust’s Declaration of Trust, these Procedures or the Participant Agreement.

[Redemption Process Follows on Next Page]

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REDEMPTION PROCESS

The redemption of Shares of the Fund shall take place only in integral numbers of Creation Units in compliance with the following rules:

1.

Participants wishing to redeem one or more Creation Units shall place a Redemption Order with the Administrator no later than 3:59:59 p.m. (New York time) (the “Order Cutoff Time”) on any Business Day. Redemption Orders received by the Administrator on or after the Order Cutoff Time on a Business Day will not be accepted.

2.	For purposes of Paragraph 1 above, a Redemption Order shall be deemed “received” by the Administrator only when either of the following has occurred no later than 3:59:59 p.m. (New York time):

a.

Telephone/fax Order — An Authorized Person shall have placed a telephone call to the telephone number designated by the Administrator and specified in Exhibit B to the Participant Agreement, or such other number that the Administrator designates in writing to the Participant, and has received an order number from the Administrator for insertion in the Redemption Order (an “Order Number”), or

b.

Web-based Order — An Authorized Person shall have accessed the Administrator’s online services (https://connect.bnymellon.com), the use of which shall be subject to the Order Entry System Terms and Conditions attached hereto as Annex A and incorporated herein by reference.

in either case informing the Administrator that the Participant wishes to place a Redemption Order for a specified number of Creation Units and, in the case of a telephone order, within 15 minutes following such telephone call, the Administrator shall have received a duly completed, irrevocable Redemption Order in the form set out in Exhibit B to the Participant Agreement executed by an Authorized Person of such Participant, via facsimile at the number specified in such Exhibit B. The Business Day on which a Redemption Order shall be deemed received by the Administrator is hereinafter referred to as the “Order Date.”

3.	The Administrator shall provide a written summary to the Sponsor and the Custodian of all accepted Redemption Orders for such Order Date no later than 5:30 p.m. (New York time).

4.

Upon receipt of a properly completed Redemption Order, the Administrator shall send to the Participant (with copy to the Custodian), via facsimile or electronic mail message, as soon as reasonably practicable, but not later than 5:30 p.m. (New York time) on the Order Date for such Redemption Order a copy of the corresponding Redemption Order endorsed “Accepted” by the Administrator and indicating the amount of Gold that the Custodian shall deliver to the Participant in respect of each Creation Unit being redeemed (the “Creation Unit Amount”). Prior to the transmission of the Administrator’s acceptance as specified above, a Redemption Order will only represent the Participant’s unilateral offer to deposit Creation Units in exchange for a delivery of Gold and will have no binding effect upon the Trust, on behalf of the Fund, or any other party. Following the transmission of the Administrator’s acceptance as specified above, a Redemption Order will be a binding agreement among the Trust, on behalf of the Fund, and the Participant for the redemption of Creation Units and the delivery of Gold pursuant to the terms of the Redemption Order and these Procedures. If a Redemption Order is rejected, the Administrator shall send to the Participant (with copy to the Custodian), via facsimile or electronic mail message, as soon as reasonably practicable, but not later than 5:30 p.m. (New York time) on the Order Date for such Redemption Order, a copy of the corresponding Redemption Order endorsed “Declined” by the Administrator and indicating the reason. The preceding sentence notwithstanding, Redemption Orders not accepted by 5:30 p.m. (New York time) on the Order Date shall be deemed cancelled. A Redemption Order which is not properly completed will be deemed invalid and rejected by the Administrator; the Participant may submit a corrected Redemption Order within fifteen (15) minutes of such contact with the Participant, provided that the corrected Redemption Order is received by the Administrator prior to the Order Cutoff Time.

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5.

The Administrator shall, by 10:00 a.m. (New York Time) on the second Business Day following the Order Date of a Redemption Order, confirm in writing to the Custodian whether each of the following has occurred:

a.

the Participant has delivered by 10:00 a.m. on the second Business Day following the Order Date to the Administrator’s account at DTC the total number of Shares to be redeemed by such Participant pursuant to such Redemption Order;

b.	the Administrator shall have received from the Participant the applicable Transaction Fee;

c.

the Participant shall have paid or agreed to pay, or reimbursed or agreed to reimburse the Custodian, the Administrator or Fund for, the amount of any applicable taxes (including, without limitation, any VAT), governmental charges and fees which are or become due in connection with the delivery of Shares to the Administrator and the delivery of Gold to the Participant, as well as any expense associated with the delivery of Gold to the Participant other than by a credit to an account of the Participant maintained by the Custodian on an Unallocated Basis; and

d.	any other conditions to the redemption of Shares under the Trust’s Declaration of Trust shall have been satisfied.

Provided that the Custodian has received written confirmation from the Administrator that the conditions set forth in clauses (a) - (d) of Paragraph 5 above have been satisfied, the Custodian shall, on such day, deliver Gold in the amounts specified in the communication sent in compliance with Paragraph 4 above to the account indicated by the redeeming Participant in its Redemption Order (which shall be an appropriate Bullion account in London with the Custodian or another LPMCL clearing bank). Having made such delivery, the Custodian shall send written confirmation thereof to the Administrator who shall then cancel the Shares so redeemed. The Participant shall bear all risk of any loss from the time the Gold is transferred from the Fund Unallocated Account to the account of the Participant maintained on an Unallocated Basis.

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6.

In all other cases, delivery must be completed by the Custodian as soon as, in the reasonable judgment of the Custodian, it is practicable following receipt of written confirmation from the Administrator that the conditions set forth in clauses (a) - (d) of Paragraph 5 above have been satisfied.

7.

The foregoing provisions notwithstanding, neither the Administrator nor the Custodian shall be liable for any failure or delay in making delivery of Gold in respect of a Redemption Order arising from nuclear fission or fusion, radioactivity, war, terrorist event, invasion, insurrection, civil commotion, riot, strike, act of government, public authority, public service or utility problems, power outages resulting in telephone, telecopy and computer failures, act of God such as fires, floods or extreme weather conditions, market conditions or activities causing trading halts, systems failures involving computer or other information systems affecting the Trust, the Fund, the Administrator, the Custodian or sub-custodian and similar extraordinary events beyond the Custodian’s or the Administrator’s reasonable control. In the event of any such delay, the time to complete delivery in respect of a Redemption Order will be extended for a period equal to that during which the inability to perform continues as determined by the Administrator in its sole discretion.

8.

In the event that, by 10:00 a.m. (New York time) on the second Business Day following the Order Date of a Redemption Order, the Administrator’s account at DTC shall not have been credited with the total number of Shares corresponding to the total number of Creation Units to be redeemed pursuant to such Redemption Order, the Administrator shall send to the Participant and the Custodian via fax or electronic mail message notice of such fact and the Participant shall have one (1) Business Day following receipt of such notice to correct such failure. If such failure is not cured within such one (1) Business Day period, the Administrator (in consultation with the Sponsor) will cancel such Redemption Order and will send via electronic mail message notice of such cancellation to the Participant and the Custodian. The Participant will be solely responsible for all damages, losses, costs and expenses incurred by the Trust, the Fund, the Sponsor, the Administrator or the Custodian related to the cancelled Redemption Order.

9.	The redemption of Shares may be suspended or rejected under the circumstances specified in the Trust’s Declaration of Trust, these Procedures or the Participant Agreement.

10.

Except as provided in Paragraphs 5 and 9 and the Participant Agreement, none of the Administrator, the Sponsor or the Custodian are under any duty to give notification of any defects or irregularities in any Redemption Order or the delivery of the Shares, and shall not incur any liability for the failure to give any such notification.

* * * *

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ANNEX A TO ATTACHMENT A

ORDER ENTRY SYSTEM TERMS AND CONDITIONS

This Annex shall govern use by an Authorized Participant of the electronic order entry system for placing Purchase Orders and Redemption Orders for Shares (the “System”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement or the Procedures. In the event of any conflict between the terms of this Annex A and either the Agreement or the Procedures with respect to the placing of Purchase Orders and Redemption Orders, the terms of this Annex A shall control.

1.         (a) Authorized Participant shall provide to The Bank of New York Mellon, a New York corporation authorized to do banking business (the “Transfer Agent”) a duly executed authorization letter, in a form satisfactory to Transfer Agent, identifying those Authorized Persons who will access the System. Authorized Participant shall notify the Transfer Agent promptly in writing, including, but not limited to, by electronic mail, in the event that any person’s status as an Authorized Person is revoked or terminated, in order to give the Transfer Agent a reasonable opportunity to terminate such Authorized Person’s access to the System. The Transfer Agent shall promptly revoke access of such Authorized Person to the electronic entry systems through which Purchase Orders and Redemption are submitted by such person on behalf of the Authorized Participant.

(b) It is understood and agreed that each Authorized Person shall be designated as an authorized user of Authorized Participant for the purpose of the Agreement. Upon termination of the Agreement, the Authorized Participant’s and each Authorized Person’s access rights with respect to System shall be immediately revoked.

2.         Transfer Agent grants to Authorized Participant a personal, nontransferable and nonexclusive license to use the System solely for the purpose of transmitting Purchase Orders and Redemption Orders and otherwise communicating with Transfer Agent in connection with the same. Authorized Participant shall use the System solely for its own internal and proper business purposes. Except as set forth herein, no license or right of any kind is granted to Authorized Participant with respect to the System. Authorized Participant acknowledges that Transfer Agent and its suppliers retain and have title and exclusive proprietary rights to the System. Authorized Participant further acknowledges that all or a part of the System may be copyrighted or trademarked (or a registration or claim made therefor) by Transfer Agent or its suppliers. Authorized Participant shall not take any action with respect to the System inconsistent with the foregoing acknowledgments. Authorized Participant may not copy, distribute, sell, lease or provide, directly or indirectly, the System or any portion thereof to any other person or entity without Transfer Agent’s prior written consent. Authorized Participant may not remove any statutory copyright notice or other notice included in the System. Authorized Participant shall reproduce any such notice on any reproduction of any portion of the System and shall add any statutory copyright notice or other notice upon Transfer Agent’s request.

3.         (a)          Authorized Participant acknowledges that any user manuals or other documentation (whether in hard copy or electronic form) (collectively, the “Material”), which is delivered or made available to Authorized Participant regarding the System is the exclusive and confidential property of Transfer Agent. Authorized Participant shall keep the Material confidential by using the same care and discretion that Authorized Participant uses with respect to its own confidential property and trade secrets, but in no event less than reasonable care. Authorized Participant may make such copies of the Material as is reasonably necessary for Authorized Participant to use the System and shall reproduce Transfer Agent’s proprietary markings on any such copy. The foregoing shall not in any way be deemed to affect the copyright status of any of the Material which may be copyrighted and shall apply to all Material whether or not copyrighted. TRANSFER AGENT AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE MATERIAL OR ANY PRODUCT OR SERVICE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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(b)          Upon termination of the Agreement for any reason, Authorized Participant shall return to Transfer Agent all copies of the Material which is in Authorized Participant’s possession or under its control.

4.         Authorized Participant agrees that it shall have sole responsibility for maintaining adequate security and control of the user IDs, passwords and codes for access to the System, which shall not be disclosed to any third party without the prior written consent of Transfer Agent. Transfer Agent shall be entitled to rely on the information received by it from the Authorized Participant and Transfer Agent may assume that all such information was transmitted by or on behalf of an Authorized Person regardless of by whom it was actually transmitted, unless the Authorized Participant shall have notified the Transfer Agent a reasonable time prior that such person is not an Authorized Person.

5.         Transfer Agent shall have no liability in connection with the use of the System, the access granted to the Authorized Participant and its Authorized Persons hereunder, or any transaction effected or attempted to be effected by the Authorized Participant hereunder, except for damages incurred by the Authorized Participant as a direct result of Transfer Agent’s negligence or willful misconduct. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS HEREBY AGREED THAT IN NO EVENT SHALL TRANSFER AGENT OR ANY MANUFACTURER OR SUPPLIER OF EQUIPMENT, SOFTWARE OR SERVICES BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHICH THE AUTHORIZED PARTICIPANT MAY INCUR OR EXPERIENCE BY REASON OF ITS HAVING ENTERED INTO OR RELIED ON THIS AGREEMENT, OR IN CONNECTION WITH THE ACCESS GRANTED TO THE AUTHORIZED PARTICIPANT HEREUNDER, OR ANY TRANSACTION EFFECTED OR ATTEMPTED TO BE EFFECTED BY THE AUTHORIZED PARTICIPANT HEREUNDER, EVEN IF TRANSFER AGENT OR SUCH MANUFACTURER OR SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL TRANSFER AGENT OR ANY SUCH MANUFACTURER OR SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND SUCH PERSON’S REASONABLE CONTROL.

6.         Transfer Agent reserves the right to revoke Authorized Participant’s access to the System, with written notice, upon any breach by the Authorized Participant of the terms and conditions of this Annex A.

7.         Transfer Agent shall acknowledge through the System its receipt of each Purchase Order or Redemption Order communicated through the System, and in the absence of such acknowledgment Transfer Agent shall not be liable for any failure to act in accordance with such orders and Authorized Participant may not claim that such Purchase Order or Redemption Order was received by Transfer Agent. Transfer Agent may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by Transfer Agent in sufficient time for Transfer Agent to act upon, or in accordance with such instructions or communications.

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8.         Authorized Participant agrees to use reasonable efforts consistent with its own procedures used in the ordinary course of business to prevent the transmission through the System of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Systems.

9.         Authorized Participant acknowledges and agrees that encryption may not be available for every communication through the System, or for all data. Authorized Participant agrees that Transfer Agent may deactivate any encryption features at any time, without notice or liability to Authorized Participant, for the purpose of maintaining, repairing or troubleshooting its systems.

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